SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

BIOLASE TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIOLASE TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 26, 2004

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BioLase Technology, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 26, 2004, at 2:00 p.m. Pacific Time at the Laguna Cliffs Marriott Resort and Spa, 25135 Park Lantern, Dana Point, CA, 92629, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect five directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.	To increase the shares of Common Stock reserved under our 2002 Stock Incentive Plan from 3,000,000 to 4,000,000;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor of the Company for the fiscal year ending December 31, 2004; and

4.	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 5, 2004 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company and at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Federico Pignatelli
Chairman of the Board of Directors

San Clemente, California

May 10, 2004

BIOLASE TECHNOLOGY, INC.

981 Calle Amanecer

San Clemente, California 92673

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2004

General

The enclosed proxy (the “Proxy”) is solicited on behalf of the Board of Directors of BioLase Technology, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 26, 2004 (the “Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting will be held at 2:00 p.m. Pacific Time at the Laguna Cliffs Marriott Resort and Spa, 25135 Park Lantern, Dana Point, CA, 92629. These Proxy solicitation materials were mailed on or about May 10, 2004 to all stockholders entitled to vote at the Annual Meeting.

Voting; Quorum

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy. On April 5, 2004, the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 24,283,886 shares of the Company’s common stock (the “Common Stock”) were outstanding. No shares of the Company’s preferred stock are outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date. Stockholders may not cumulate votes in the election of directors.

The presence at the Annual Meeting, either in person or by proxy, of holders of shares of the Company’s outstanding stock entitled to vote and representing a majority of the voting power of all of such shares shall constitute a quorum for the transaction of business. In the election of directors, the five nominees receiving the highest number of affirmative votes will be elected. With regard to Proposals Two and Three the affirmative vote of the holders of Common Stock representing a majority of the voting power present or represented by proxy and voting at the Annual Meeting and entitled to vote on the subject matter is required for approval.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. With regard to Proposal One, broker non-votes and votes marked “withheld” will not be counted towards the tabulations of votes cast on such proposal presented to the stockholders. With regard to Proposals Two and Three, abstentions will be counted towards the tabulations of votes cast on such proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such proposals have been approved.

Proxies

If the enclosed form of Proxy is properly signed and returned to the Company, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld; and, if no contrary instructions are given, the Proxy will be voted FOR the approval of Proposals Two and Three described in the accompanying Notice and Proxy. You may revoke or change your Proxy at any time before the

Annual Meeting by filing with the Secretary of the Company at the Company’s principal executive offices at 981 Calle Amanecer, San Clemente, California 92673 a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The Company may retain a proxy solicitor to assist in the distribution of Proxies and Proxy solicitation materials. Generally, the fee for such services is approximately $15,000 plus expenses. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2005 Annual Meeting of Stockholders must be received no later than January 10, 2005 in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2005 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal no later than March 26, 2005.

Note with Respect to Forward-Looking Statements

The Company has made forward-looking statements in this Proxy Statement that relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” anticipates,” “plans,” “expects,” “intends” and similar words and expressions are intended to identify forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such expectations, including risks described in this Proxy Statement. All forward-looking statements attributable to the Company are expressly qualified in their entirety by such language. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

The Board of Directors currently consists of four persons whose term of office expires at the Annual Meeting. The directors to be elected will serve until the 2005 Annual Meeting of Stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal. There currently exists one vacancy. If this proposal is approved, the Board will consist of five persons.

The Company’s current Board members and Robert M. Anderton are also its nominees for the upcoming election of directors. Each of the director nominees has agreed to serve if elected. Other than William A. Owens, management has no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed Proxy will exercise discretionary authority to vote for substitutes.

Admiral Owens has indicated his willingness to stand for re-election and has agreed to serve on an interim basis if elected. Admiral Owens was recently appointed Chief Executive Officer of Nortel, Inc. and has to focus his attention on this important new position. As a result, Admiral Owens has found it necessary to resign from boards of directors on which he serves, including from our Board. Admiral Owens has tendered his resignation as a member of the Board of Directors to be effective 60 days from May 4, 2004. We are asking that you re-elect him to serve on our Board of Directors for this limited transitional period.

The Board has nominated the persons listed below to serve as directors for the term beginning at the Annual Meeting of Stockholders on May 26, 2004. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominees named below.

Nominees for Term Ending Upon the 2005 Annual Meeting of Stockholders

Federico Pignatelli, 51, has served as the Chairman of the Board since 1994 and as a director since 1991. He is the Founder and President of Art & Fashion Group since 1992. Art & Fashion Group is a holding company of an array of businesses providing services to the advertising industry, including the world’s largest complex of digital and film still photography studios for production and post-production. Previously, Mr. Pignatelli was a Managing Director at Gruntal & Company, an investment banking and brokerage firm and was a Managing Director of Ladenburg, Thalmann & Co., another investment banking and brokerage firm.

Jeffrey W. Jones, 46, has served as President and Chief Executive Officer and as a director since 1998 and as Managing Director of BIOLASE Europe GmbH, a wholly-owned subsidiary, since 2001. From 1986 to 1998, Mr. Jones served in various executive capacities for a group of privately held companies, including the McMahan Enterprise Group and HGM Medical Laser Systems, a manufacturer of medical lasers used in ophthalmologic, dental and anesthetic applications. At various times during the above-mentioned period, he served as President and Chief Executive Officer of these companies.

William A. Owens, 63, joined our Board in 1998. Admiral Owens became the Chief Executive Officer of Nortel, Inc., a telecommunications company, in May 2004. Admiral Owens was Chief Executive Officer and Chairman of Teledesic LLC, a developer of satellite communications networks from 1998 to May 2004. From 1996 to 1998, Admiral Owens was President, Chief Operating Officer and Vice Chairman of Science Applications International Corporation, a Fortune 500 research and engineering company. Admiral Owens retired from the United States Navy in 1996 after 34 years of service. During his naval career, his positions included Vice Chairman of the Joint Chiefs of Staff, the nation’s second-highest ranking military officer, from 1993 to 1996; Deputy Chief of Naval Operations for Resources, Warfare Requirements and Assessments from 1991 to

1993; Commander of the United States Sixth Fleet from 1990 to 1991; and senior military assistant to the Office of the Secretary of Defense from 1988 to 1991. Admiral Owens also serves as a director of British American Tobacco Holding Ltd., Symantec Corporation, Microvision, Inc., WFI Networks, Inc., IDT Inc., Telstra LLC, Nortel Inc., Cray Inc., Polycom Inc., ViaSat Inc., and TIBCO Software Inc.

George V. d’Arbeloff, 58, has served as a director of the Company since 1996. Since 2003, Mr. d’Arbeloff has served as Managing Member of Opus Venture Group, LLC, a company dedicated to providing innovative products for television-based home shopping retailers. Since 2000, Mr. d’Arbeloff has served and continues to serve as Chairman of Big Idea Group, Inc., a company that links inventors with other companies buying innovation. From 1996 to 2000, Mr. d’Arbeloff served as Chief Executive Officer of Retail Solutions, Inc., a small early-stage private company which sought protection under 11 USC Sec. 7.01 et. seq. in June 2000. From 1967 to 1996, he served in various executive capacities at Teradyne, Inc., a manufacturer of testing equipment for the semiconductor and electronics industries, including Vice President of Investor Relations from 1995 to 1996, Vice President and General Manager of the Semiconductor Test Group from 1992 to 1995 and Vice President and General Manger of the Industrial/Consumer Division of the Semiconductor Test Group from 1982 to 1992.

Robert M. Anderton, 67, if elected, will become a member of our Board of Directors. From 1999 to 2001, Dr. Anderton served as the past President of the American Dental Association (ADA) as well as holding many official roles with the ADA, including Trustee, Liaison to the Commissions on Dental Accreditation, Council on Education, Government and Legislative Affairs. Dr. Anderton has practiced general dentistry since 1961 and has held several dental society positions, including past President of the Texas Dental Association and Dallas County Dental Society. At various times, Dr. Anderton has published a number of articles in medical and trade journals, including the Journal of the American Society of Preventive Dentistry and Journal of Modern Dental Practice. Dr. Anderton received his DDS degree from Baylor University—College of Dentistry and his J.D. degree from Southern Methodist University—School of Law.

Board Committees and Meetings

The Board of Directors held two meetings and acted by written consent various times during the year ended December 31, 2003. The Board has an Audit Committee, a Compensation Committee and formed a Nominating Committee in 2004. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during 2003.

Audit Committee. The Audit Committee currently consists of three directors, Messrs. Pignatelli, Owens and d’Arbeloff, and is primarily responsible for approving the services performed by the Company’s independent auditor and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls. The committee also reviews the Company’s financial reports, its accounting and financial policies in general, and management’s procedures and policies with respect to the Company’s internal accounting controls. The Audit Committee held eight meetings during 2003 and acted by written consent once during 2003.

The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. The Board has determined that Mr. d’Arbeloff qualifies as the “audit committee financial expert” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by means of his experience identified in this Proxy Statement under “Nominees for Term Ending Upon the 2005 Annual Meeting of Stockholders.” The Board has also determined that Mr. d’Arbeloff is “independent” under the Nasdaq Stock Market’s Marketplace Rules and the Exchange Act rules.

The Board of Directors adopted and approved a written charter for the Audit Committee on February 26, 2001, and modified the charter on April 12, 2004. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

Compensation Committee. The Compensation Committee currently consists of two directors, Messrs. Pignatelli and d’Arbeloff, and is primarily responsible for reviewing and developing the Company’s general compensation policies and making recommendations to the Board of Directors on compensation levels for the Company’s executive officers. The Compensation Committee also reviews and makes recommendations to the Board of Directors on matters relating to employee compensation and benefit plans. The Compensation Committee held two meetings during 2003 and acted by written consent once during 2003.

The Board of Directors has adopted and approved a written charter for the Compensation Committee. A copy of the Compensation Committee Charter is attached to this Proxy Statement as Appendix B.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of three directors, Messrs. Pignatelli, d’Arbeloff and Owens and is primarily responsible for recommending to the Board of Directors criteria for membership on the Board of Directors, identifying individuals qualified to serve on the Board of Directors and recommending individuals for selection by the Board of Directors as director nominees for election at each annual meeting of the Company’s stockholders. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board of Directors corporate governance guidelines applicable to the Company and overseeing the annual evaluation of the Board of Directors. The Nominating and Corporate Governance Committee has a policy that it will review and evaluate the qualifications of any director candidates who have been recommended by stockholders of the Company. “See Deadline for Receipt of Stockholder Proposals.” The Nominating and Corporate Governance Committee was formed and held its initial meeting in April, 2004.

The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

The Board of Directors has adopted and approved a written charter for the Nominating and Corporate Governance Committee. A copy of the Nominating and Corporate Governance Committee Charter is attached to this Proxy Statement as Appendix C.

Director Compensation

Directors who are not employees of the Company or any of its subsidiaries did not receive any cash compensation from the Company for their service as members of the Board of Directors or any Board committee in 2003. However, directors are reimbursed for all reasonable travel and lodging expenses incurred by them in attending Board and committee meetings.

Under the automatic option grant program in effect under the 2002 Stock Incentive Plan, each individual who is elected to the Board as a non-employee director, at an annual meeting of stockholders or at a special meeting at which directors are elected, automatically is granted, on the date of such election, a non-statutory option to purchase 30,000 shares of Common Stock. Each option vests at a rate of 7,500 shares per quarter, commencing three months after the date of grant. If a non-employee director becomes a director for the first time on a date other than the date of a meeting at which all directors are elected, he or she automatically is granted a non-statutory option to purchase the number of shares equal to (a) 2,500 multiplied by (b) the difference between 12 and the number of months since the last meeting at which directors were elected, vesting at a rate of 2,500 shares per month.

Each automatic grant under the 2002 Stock Incentive Plan has an exercise price per share equal to the fair market value per share of common stock on the grant date and has a maximum term of ten years, subject to earlier termination twelve months after the date of the optionee’s cessation of Board service for any reason. Each automatic option is immediately exercisable for all of the option shares. However, any shares purchased under such option are subject to repurchase by the Company, at the lower of the exercise price paid per share or the fair market value per share (determined at the time of repurchase), should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial option grant and each annual option grant will immediately vest in full if certain changes in control or ownership occur or if the optionee dies or becomes disabled while serving as a director.

Under the current formula option grant program, Messrs. Pignatelli, Owens and d’Arbeloff each received an automatic option grant on April 29, 2003 to purchase 30,000 shares of Common Stock at an exercise price of $11.07 per share.

Required Vote

The five nominees receiving the highest number of affirmative votes of the outstanding shares of the Common Stock present or represented by proxy and entitled to be voted for them shall be elected as directors. Broker non-votes and votes marked “withheld” will not be counted towards the tabulations of votes cast for the election of directors. Each Proxy cannot be voted for a greater number of persons than five.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL TWO:

APPROVAL OF THE AMENDMENT TO THE BIOLASE TECHNOLOGY, INC.

2002 STOCK INCENTIVE PLAN

Background of the Plan

The Company’s 2002 Stock Incentive Plan (the “2002 Plan”) was approved by the Company’s stockholders on May 23, 2002. The 2002 Plan originally reserved 3,000,000 shares of Common Stock for issuance as stock awards or upon exercise of options granted pursuant to the 2002 Plan.

The 2002 Plan is designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to the Company’s long-term growth and financial success. Accordingly, the Company’s officers and other employees, the non-employee directors and independent contractors have the opportunity to acquire a meaningful equity interest in the Company through their participation in the 2002 Plan.

Description of the Plan

Both the Board of Directors and the Compensation Committee have the authority to act as the Plan Administrator of the discretionary option grant and stock issuance programs with respect to option grants and stock issuances made to the Company’s executive officers and non-employee directors and also have the authority to make option grants and stock issuances under those programs to all other eligible individuals. The Board of Directors may at any time appoint a secondary committee comprised of one or more directors to have concurrent authority to make option grants and stock issuances under those two programs to individuals other than executive officers and non-employee directors. All grants under that program will be made in strict compliance with the express provisions of such program. Options granted under the 2002 Plan may be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified options.

The 2002 Plan consists of three equity incentive programs: (1) the discretionary option grant program, (2) the stock issuance program, and (3) the automatic option grant program for the Company’s non-employee directors. The principal features of each program are described below.

Discretionary Option Grant Program

The 2002 Plan Administrator has complete discretion under the discretionary option grant program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

Each granted option will have an exercise price per share determined by the 2002 Plan Administrator. No granted option will have a term in excess of ten years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date.

Stock Issuance Program

Shares may be issued under the stock issuance program at a price per share determined by the 2002 Plan Administrator, payable in cash or for past services rendered to the Company. Shares may also be issued as a bonus for past services without any cash outlay required of the recipient. Shares of Common Stock may also be issued under the program pursuant to share right awards that entitle the recipients to receive those shares upon the attainment of designated performance goals. The 2002 Plan Administrator has complete discretion under the program to determine which eligible individuals are to receive such stock issuances or share right awards, the time or times when those issuances or awards are to be made, the number of shares subject to each such issuance or award and the vesting schedule to be in effect for the stock issuance or share rights award.

Automatic Option Grant Program

Under the automatic option grant program, eligible non-employee members of the Board of Directors will receive a series of option grants over their period of board service. Each individual who is elected to the Board as a non-employee director, at an annual meeting of stockholders or at a special meeting at which directors are elected, automatically will be granted, on the date of such election, a non-statutory option to purchase 30,000 shares of Common Stock. Each option will vest at a rate of 7,500 shares per quarter, commencing three months after the date of grant. If a non-employee director becomes a member of the Board of Directors for the first time on a date other than the date of a meeting at which all directors are elected, he or she will automatically be granted a non-statutory option to purchase the number of shares equal to (a) 2,500 multiplied by (b) the difference between 12 and the number of months since the last meeting at which directors were elected. This option will vest at a rate of 2,500 shares per month.

Exercise Provisions, Amendment and Termination of the 2002 Plan

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The 2002 Plan Administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

The Board of Directors may amend or modify the 2002 Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations.

Unless sooner terminated by the Board of Directors, the 2002 Plan will terminate on April 16, 2012.

Shares Subject to the 2002 Plan

On April 28, 2004, the Board of Directors approved an amendment to the 2002 Plan to reserve an additional 1,000,000 shares of Common Stock under the 2002 Plan, increasing the number of shares of Common Stock reserved under the 2002 Plan from 3,000,000 to 4,000,000. The number of shares of Common Stock subject to the 2002 Plan is being increased to provide for awards in future years. The Company intends to award grants to directors, officers and employees in order to provide incentives to such individuals to focus on critical long-range objectives of the Company and to encourage the attraction and retention of such individuals. As of March 31, 2004, options awarded pursuant to the 2002 Plan for 2,711,449 shares of Common Stock are outstanding and 251,750 shares remain available for issuance. These options were issued at fair market value of the Common Stock on the date of grant. All options expire from a range of 90 days following termination of the optionee’s service to six months following termination of the optionee’s service, not to exceed ten years from the date of grant. The market value of the securities underlying the options as of March 31, 2004 is $17.50 per share of Common Stock. If the entire amount of 2,963,199 shares that have been authorized under the 2002 Plan were issued thereunder, such shares would constitute 12.2% of the Common Stock outstanding as of March 31, 2004.

The Company plans to file an S-8 Registration Statement by June 30, 2004 in order to register the 1,000,000 additional shares being reserved under the 2002 Plan.

Options Granted Under the 2002 Plan

Because option grants under the 2002 Plan are subject to the discretion of the Administrator, awards under the 2002 Plan that will be made for the upcoming year are undeterminable. Future option exercise prices under the 2002 Plan are also indeterminable because they will be based upon the fair market value of the Common Stock on the date of grant. As of December 31, 2003, the following persons or groups had in total, received options to purchase shares of Common Stock under the 2002 Plan as follows:

Name and Position	Exercise Price Per Share	Number of Shares
Federico Pignatelli Chairman of the Board	Fair market value on the date of grant	250,000

William A. Owens Director	Fair market value on the date of grant	150,000

Jeffrey W. Jones President, Chief Executive Officer and Director	Fair market value on the date of grant	1,007,000

George V. d’Arbeloff Director	Fair market value on the date of grant	150,000

Keith G. Bateman Executive Vice President, Vice President Global Sales	Fair market value on the date of grant	300,000

Robert E. Grant Vice President, Chief Operating Officer	Fair market value on the date of grant	100,000

Ioana Rizoiu Vice President, Research and Development	Fair market value on the date of grant	30,000

Edson J. Rood Vice President, Chief Financial Officer and Secretary	Fair market value on the date of grant	200,000

All current executive officers as a group (5 persons)	Fair market value on the date of grant	1,637,000

All current directors, who are not executive officers, as a group (3 persons)	Fair market value on the date of grant	550,000

All employees, including all current officers who are not executive officers, as a group	Fair market value on the date of grant	530,425

Certain Federal Income Tax Consequences

Incentive stock options granted under the 2002 Plan will be afforded favorable federal income tax treatment under the Code. If an option is treated as an incentive stock option, the optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply. Upon an optionee’s sale of the shares (assuming that the sale occurs more than two years after grant of the option and more than one year after exercise of the option), any gain will be taxed to the optionee as long term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

All other options granted under the 2002 Plan will be non-statutory stock options and will not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted a non-statutory stock option. However, upon exercise of the non-statutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee’s resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long term capital gain or loss treatment if the shares have been held for more than one year. The Code provides for reduced tax rates for long term capital gains based on the taxpayer’s income and the length of the taxpayer’s holding period.

The recipient of a restricted share award will generally recognize ordinary compensation income when such shares are no longer subject to a substantial risk of forfeiture, based on the excess of the value of the shares at that time over the price, if any, paid for such shares. However, if the recipient makes a timely election under the Code to be subject to tax upon the receipt of the shares, the recipient will recognize ordinary compensation income at that time equal to the fair market value of the shares over the price paid, if any, and no further ordinary compensation income will be recognized when the shares vest.

The Company is generally entitled to a deduction for Federal income tax purposes equal to the amount of ordinary compensation income recognized by the recipient of an option or restricted share award at the time such income is recognized.

The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options or restricted shares, or to the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of an optionee’s death.

Required Vote

The affirmative vote of at least a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on this matter is required for approval of the amendment of the 2002 Plan. Abstentions will be counted towards the tabulations of votes cast on this Proposal and will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining whether this Proposal has been approved.

Recommendation of the Board of Directors

The Board of Directors deems this Proposal to be in the best interests of the Company and its stockholders and recommends a vote FOR approval of such Proposal.

PROPOSAL THREE:

RATIFICATION OF INDEPENDENT AUDITORS

The Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent auditors for the Company during 2003, to serve in the same capacity for the year ending December 31, 2004, and is asking the stockholders to ratify this appointment. Stockholder ratification of such selection is not required by the Company’s Bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditor at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees Billed to Company by PricewaterhouseCoopers LLP during 2002 and 2003

Audit Fees

Audit fees billed to the Company by PricewaterhouseCoopers LLP during 2002 and 2003 for the audit of the Company’s annual consolidated financial statements and a review of those consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q totaled $76,490 and $232,410, respectively. Audit fees billed to the Company in connection with the Company’s restatement of its financial statements and the audit thereof in 2003 totaled $304,242. Audit fees billed to the Company in connection with the Company’s public offering, including the issuance of consents and a comfort letter, in 2003 totaled $294,001.

Audit-Related Fees

Fees billed to the Company by PricewaterhouseCoopers LLP during 2003 in connection with audited-related services totaled $41,714 and were comprised of accounting consultations. There were no fees billed for audited-related services in 2002.

Tax Fees

Fees billed to the Company by PricewaterhouseCoopers LLP during 2002 and 2003 for tax related services totaled $32,770 and $15,350, respectively.

All Other Fees

There were no other fees billed for other services in 2002 and 2003.

Determination of Independence

The Company’s Audit Committee has determined that the fees received by PricewaterhouseCoopers LLP for the non-audit related services listed above are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Pre-Approval Policy and Procedures

According to policies adopted by the Audit Committee and ratified by the Company’s Board of Directors, to ensure compliance with the Securities and Exchange Commission’s rules regarding auditor independence, all audit and non-audit services to be provided by the Company’s independent auditor must be pre-approved by the Audit Committee. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent auditor during the next 12 months. Any such pre-approval will be detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

All fees paid to PricewaterhouseCoopers LLP were for services pre-approved by the Audit Committee.

Required Vote

The affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the meeting is being sought to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ending December 31, 2004. Abstentions will be counted towards the tabulations of votes cast on this Proposal and will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining whether this Proposal has been approved.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent auditor for the year ending December 31, 2004.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Common Stock as of April 5, 2004 by (i) all persons who are known to the Company to be beneficial owners of five percent (5%) or more of the Common Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and (iv) all current directors and executive officers as a group.

Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Federico Pignatelli(2)	844,750	3.44%
William A. Owens(3)	172,500	*
Jeffrey W. Jones(4)	859,367	3.42%
George V. d’Arbeloff(5)	226,517	*
Keith G. Bateman(6)	244,675	1.00%
Robert E. Grant(7)	10,000	*
Ioana Rizoiu(8)	160,000	*
Edson J. Rood(9)	183,333	*
All current directors and executive officers as a group (8 persons)(10)	2,701,142	10.24%

*	Represents less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 5, 2004 are deemed to be outstanding and to be beneficially owned by the persons or group listed in (2) through (10) below holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the individuals listed in the table is care of BioLase Technology, Inc., 981 Calle Amanecer, San Clemente, California 92673. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 24,283,886 shares of Common Stock outstanding as of April 5, 2004.
(2)	Includes 290,000 shares subject to options, all of which are exercisable within 60 days of April 5, 2004.
(3)	Consists of 172,500 shares subject to options, all of which are exercisable within 60 days of April 5, 2004.
(4)	Includes 848,667 shares subject to options, all of which are exercisable within 60 days of April 5, 2004.
(5)	Includes 208,335 shares subject to options, all of which are exercisable within 60 days of April 5, 2004.
(6)	Includes 240,625 shares subject to options, all of which are exercisable within 60 days of April 5, 2004.
(7)	Consists of 10,000 shares subject to options, all of which are exercisable within 60 days of April 5, 2004.
(8)	Consists of 160,000 shares subject to options, all of which are exercisable within 60 days of April 5, 2004.
(9)	Consists of 183,333 shares subject to options, all of which are exercisable within 60 days of April 5, 2004.
(10)	See footnotes 2 - 9 above.

Equity Incentive Plans

The Company maintains various equity incentive plans designed to attract and retain the services of individuals essential to the Company’s long term growth and success. These plans consist of the 1990 Stock Option Plan, 1992 Stock Option Plan, 1993 Stock Option Plan and 2002 Stock Incentive Plan. The 1990 Stock Option Plan, 1992 Stock Option Plan and 1993 Stock Option Plan have terminated pursuant to their terms. No new option grants may be issued under the 1990 Stock Option Plan, 1992 Stock Option Plan and 1993 Stock Option Plan.

The following table provides information as of December 31, 2003 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders(1)	3,263,218	$5.52	282,575

Equity Compensation Plans Not Approved by Stockholders(2)	53,413	$1.57	—

Total	3,316,631	$5.45	282,575

(1)	Consists solely of the 2002 Stock Incentive Plan and 1993 Stock Option Plan.
(2)	Consists solely of the 1990 Stock Option Plan. Options granted in 1995 totaling 50,000 shares are held by one of our named executive officers under the 1990 Stock Option Plan.

The 1990 Stock Option Plan

The 1990 Stock Option Plan (the “1990 Plan”) was implemented by the Board on December 15, 1990. The 1990 Plan is a non-shareholder-approved plan under which options were authorized to be granted to directors, officers or employees of BioLase. The Board authorized 150,000 shares of common stock for issuance under the 1990 Plan. Options under this plan were granted with an exercise price per share equal to the fair market value per share of common stock on the grant date and vested in installments during the optionee’s period of service with BioLase. The plan administrator (either the Board or a Board committee) may cause options to vest on an accelerated basis in the event BioLase is acquired and those options are not assumed or replaced by the acquiring entity. Each option has a maximum term (not to exceed 10 years) set by the plan administrator at the time of grant, subject to earlier termination following the optionee’s cessation of employment.

Share issuances under the 2002 Stock Incentive Plan and 1993 Stock Option Plan will not reduce or otherwise affect the number of shares of common stock available for issuance under the 1990 Plan, and share issuances under the 1990 Plan will not reduce or otherwise affect the number of shares of common stock available for issuance under the 2002 Stock Incentive Plan and 1993 Stock Option Plan.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Directors, Executive Officers and Key Employees of the Company

The following table sets forth certain information regarding the directors, executive officers and certain key employees of the Company as of April 5, 2004:

Name	Age	Positions with the Company
Federico Pignatelli(1)(2)	51	Chairman of the Board
William A. Owens(1)	63	Director
Jeffrey W. Jones	46	President, Chief Executive Officer and Director
George V. d’Arbeloff(1)(2)	58	Director
Keith G. Bateman	51	Executive Vice President, Vice President Global Sales
Robert E. Grant	34	Vice President, Chief Operating Officer
Ioana Rizoiu	39	Vice President, Research and Development
Edson J. Rood	60	Vice President, Chief Financial Officer and Secretary

(1)	Member of Audit Committee and Nominating Committee
(2)	Member of Compensation Committee

The following is a brief description of the capacities in which each of the Company’s directors, executive officers and key employees has served during the past five years. The biographies of Federico Pignatelli, William A. Owens, Jeffrey W. Jones and George V. d’Arbeloff appear earlier in this Proxy Statement. See “Proposal One: Election of Directors.”

Keith G. Bateman has served as Executive Vice President since 2002 and Vice President of Global Sales from 1999 to 2001. From 1994 to 1998, Mr. Bateman held executive positions with the international and domestic divisions of HGM Medical Laser Systems, Inc., a manufacturer of medical lasers used in ophthalmologic, dental and anesthetic applications. Prior to that, he held several positions in sales, marketing and management at various companies in the computer industry.

Robert E. Grant joined the Company in June 2003 and assumed full-time responsibility as Chief Operating Officer in August 2003. Before joining the Company, from 2002 to 2003, Mr. Grant served as Executive Vice President and General Manager of the Medical Business of Lumenis in Santa Clara, California. In 2002, he served as Executive Vice President and General Manager of the Surgical and Ophthalmic Business of Lumenis. In 2001, Mr. Grant served as Vice President of the Surgical Business of the Coherent Medical Group, a subsidiary of Coherent, Inc. and a manufacturer of laser equipment that was later acquired by Lumenis. Between 2000 and 2001, he also served as Vice President of Business Development of the Coherent Medical Group. From 1998 to 2001, Mr. Grant served as the Managing Director of European Operations for the Coherent Medical Group, based in Dieburg, Germany. From 1997 to 1998, he served as Director of Business Development for HGM, Inc., a manufacturer of medical lasers used in ophthalmic, dental and aesthetic applications, which also was later acquired by Lumenis. Before 1997, Mr. Grant held several positions in management at other companies in the medical device industry.

Ioana Rizoiu has served as Vice President of Research and Development since 1997. From 1995 to 1997, Ms. Rizoiu served as Director of Research and Development and from 1992 to 1995; she was a physicist at the Company.

Edson J. Rood has served as Vice President, Chief Financial Officer and Secretary since July 2001. From 1990 to 2001, Mr. Rood served as Chief Financial Officer for Scripps Health. Prior to that, Mr. Rood served as Vice President of Finance for Scripps Hospitals, and he served with the accounting firm of Arthur Young & Company.

The Company’s executive officers are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with the Company, until their successors have been duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of the directors or executive officers of the Company.

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned by the Company’s Chief Executive Officer and each of the executive officers of the Company whose salary and bonus for 2003 was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2003, 2002 and 2001. The listed individuals shall be hereinafter referred to as the “named executive officers.” No other executive officers who would have otherwise been includable in such table on the basis of salary and bonus earned for 2003 have been excluded by reason of their termination of employment or change in executive status during that year.

Summary Compensation Table

Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options/SARS (#)
Jeffrey W. Jones President and Chief Executive Officer	2003 2002 2001	$240,000 240,000 240,000		$164,000 96,000 —	$17,460(1) 20,540(2) 54,634(3)	— — 300,000

Keith G. Bateman Executive Vice President	2003 2002 2001	148,333 110,000 110,000		143,757 137,362 69,019	— — —	— — 100,000

Edson J. Rood Vice President and Chief Financial Officer	2003 2002 2001	150,000 150,000 64,435		50,000 — —	— — —	— — 200,000

Ioana Rizoiu Vice President Clinical Research	2003 2002 2001	103,120 94,306 91,378		— — —	— — —	— — 30,000

Robert Grant Chief Operating Officer	2003	67,203	(4)	23,700	—	100,000

(1)	Represents car allowance.
(2)	Represents car allowance of $17,640 and $2,900 of reimbursement for travel expenses.
(3)	Includes housing allowance of $42,000 in lieu of bonuses, car allowance of $8,134 and $4,500 of reimbursement for travel expenses.
(4)	Represents amounts paid for services rendered since June 2003. Mr. Grant’s annual base salary was $150,000.

Stock Options and Stock Appreciation Rights

The following stock options were granted to named executive officers in 2003:

Option Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2003	Exercise Price per Share	Expiration Date	5%	10%
Jeffrey W. Jones	200,000	23.5%	$14.01	12-14-2013	$1,812,000	$4,784,000
Keith Bateman	75,000	8.8%	14.01	12-14-2014	679,500	1,794,000
Robert Grant	10,000	1.2%	10.79	6-30-2013	69,800	184,200
Robert Grant	90,000	10.6%	11.02	8-8-2013	641,700	1,692,900

(1)	These values were determined in accordance with rules promulgated by the SEC and are not intended to forecast the prices at which the common stock could trade in the future. The actual realized value will depend on the amount by which the sales price of the shares exceeds the exercise price.

Aggregated Option/Year-End Value

The following table provides information, with respect to the named executive officers, concerning unexercised options held by them at the end of 2003. None of the named executive officers exercised any stock options during 2003 and no stock appreciation rights were held by the named executive officers at the end of such year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Number of Securities Underlying Unexercised Options at Year-End (#)		Value of Unexercised in-the-Money Options at Year-End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey W. Jones	807,000	200,000	$10,767,825	$518,000
Keith G. Bateman	225,000	75,000	2,948,469	194,250
Edson J. Rood	166,667	33,333	2,035,004	406,996
Ioana Rizoiu	160,000	—	2,199,181	—
Robert Grant	10,000	90,000	58,100	502,200

(1)	Based upon the market price of $16.60 per share, determined on the basis of the closing sale price per share of Common Stock on the NASDAQ National Market on the last day of the year ended December 31, 2003, less the option exercise price payable per share, multiplied by the number of shares underlying the options.

Employment Contracts, Termination of Employment and Change in Control Arrangements

In December 2003, the Company entered into an employment agreement with Jeffrey W. Jones, President and Chief Executive Officer. The agreement provides for an initial term of two years commencing on January 1, 2004 and ending on December 31, 2005, after which his employment will continue on a calendar quarter to calendar quarter basis on the terms existing at the time until terminated at the expiration of a calendar quarter on at least 90 days prior notice by either party, or until the employment agreement is amended, renewed or extended. The Company may immediately terminate the employment agreement at any time for cause as defined in the employment agreement. If the Company terminates Mr. Jones’ employment other than for cause, Mr. Jones will be entitled to receive severance pay in an amount equal to six to 12 months’ base salary. Under the terms of the employment agreement, Mr. Jones receives a base annual salary of $275,000. In addition, Mr. Jones is entitled to receive a bonus equal to 0.75% of all 2004 sales in excess of $40,000,000. Under his employment agreement, Mr. Jones received an option to purchase 200,000 shares of our common stock at an exercise price of $14.01, which was the fair market value of our common stock on December 12, 2003. The option vests and will be exercisable at a rate of approximately 8,333 shares per month and expires ten years from the date of grant, subject to early termination should Mr. Jones cease to provide service to the Company. Mr. Jones is entitled to receive a housing allowance of $3,500 per month for expenses incurred in maintaining a residence in California in connection with his employment with us. The housing allowance will be deducted from any bonus he is entitled to receive. Mr. Jones also is entitled to receive an allowance for an automobile and related expenses, four weeks paid vacation per year, reimbursement of reasonable business expenses and other executive benefits. The previous employment agreement with Mr. Jones expired on December 31, 2003. Other than as specified, the terms of Mr. Jones’ current agreement are substantially the same as the terms of his previous employment agreement.

In Mr. Jones’ employment agreement, the Company agreed to indemnify Mr. Jones to the maximum extent permitted under Delaware law against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (with our written consent which shall not be unreasonably withheld) actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, threatened or initiated against Mr. Jones by reason of the fact that he was serving as an officer, director, employee or agent of the Company or was serving at the Company’s request as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

In January 1999, the Company entered into an employment agreement with Keith G. Bateman, Executive Vice President responsible for sales. Mr. Bateman’s base salary was $150,000 for 2003. Mr. Bateman in 2003 was eligible for a monthly bonus equal to 0.15% of all sales up to $1,000,000, 0.265% of all sales in excess of $1,000,000 and 1.0% of all sales after cumulative sales for the year exceed $43,000,000. Under the terms of this agreement, if the Company is acquired or merged, the surviving entity either must offer Mr. Bateman a one-year employment agreement with at least equivalent compensation terms as he receives from the Company or must pay Mr. Bateman severance in an amount equal to his total compensation during the previous nine months, including base salary, commissions and bonus. Except for the above-described provision relating to the acquisition or merger of the Company company, the agreement is terminable at any time by the Company or Mr. Bateman.

In August 2003, the Company entered into an employment agreement with Robert E. Grant, Chief Operating Officer. Under this agreement, the Company granted to Mr. Grant an option to purchase up to 90,000 shares of our common stock at a per share exercise price of $11.02, which vests over three years with acceleration of vesting upon an acquisition of the company. Under his agreement, Mr. Grant’s base salary was $150,000 for 2003, and he was eligible for a bonus of $50,000 per year based on overall company performance, and commissions of $100,000 per year payable quarterly based on international sales performance.

The Compensation Committee of our Board of Directors has the authority to provide for accelerated vesting of the shares of our common stock subject to any outstanding options held by the chief executive officer or any other executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of us or the subsequent termination of the officer’s employment following the change of control event.

AUDIT COMMITTEE REPORT

The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” or incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The following is the Report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2003, included in the Company’s Annual Report on Form 10-K for that year, which include the consolidated balance sheets of the Company as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2003, and the notes thereto.

Review with Management

The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Auditor

The audit committee has discussed with the Company’s independent auditor, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The audit committee also has received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from the Company.

Conclusion

Based on the review and discussions referred to above in this Report, the audit committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

Federico Pignatelli
William A. Owens
George V. d’Arbeloff

Compensation Committee Interlocks and Insider Participation

During 2003, the Compensation Committee consisted of Messrs. Pignatelli and d’Arbeloff. No member of the Compensation Committee was an officer or employee of the Company at any time during the 2003 fiscal year or at any other time. The Board of Directors as a whole, including the Company’s Chief Executive Officer, Jeffrey W. Jones, made all compensation decisions with respect to the Company’s executive officers during 2003. No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

Report On Executive Compensation

During 2003, the Compensation Committee’s primary responsibility was to review and develop the Company’s general compensation policies and make recommendations to the Board of Directors on compensation levels for the Company’s executive officers. After receiving and reviewing the Compensation Committee’s recommendations, the Board of Directors decided the overall compensation packages, including option grants, provided to each of the executive officers of the Company, including the President and Chief Executive Officer.

General Compensation Policy.    The Board and the Compensation Committee believe that the compensation programs for the Company’s executive officers should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the Company’s compensation programs are meant to support the short-term and long-term strategic goals and values of the Company and should reward individual contributions to the Company’s success. When establishing overall compensation, the Board or the Compensation Committee takes into consideration the amounts paid to executive officers of companies with business structure, size, location and stage of development similar to the Company.

The goal of the Board and the Compensation Committee is to attract and retain executive officers who will strive for excellence and to motivate those individuals to achieve superior performance by providing them with rewards for assisting the Company in meeting targets regarding revenues, profitability and technology development. In order to achieve this goal, the policy of the Board and the Compensation Committee is to provide the Company’s Chief Executive Officer and other executive officers with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. The objective of the Board and the Compensation Committee is to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance. Accordingly, the compensation package for the Chief Executive Officer and other executive officers is comprised of three elements: (1) a base salary, designed to be competitive with salary levels in the industry and to reflect individual performance; (2) a discretionary annual incentive bonus payable in cash and tied to the Company’s achievement of annual financial and other performance goals; and (3) where appropriate, long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officer and the Company’s stockholders.

The Board or the Compensation Committee periodically reviews total compensation levels and the distribution of compensation among the three elements identified above for each of the executive officers in the context of the compensation policy of the Company and compensation packages awarded to executive officers in comparable positions at companies within related industries. The Board and the Compensation Committee believe that the Company’s most direct competitors for executive talent include significantly larger and better-capitalized companies in the medical device industry, comprising a broader range of companies than those with which the Company is usually compared for purposes of stock performance.

Base Salary.    During 2003, the Compensation Committee reviewed the base salary of each executive officer. In assessing appropriately competitive salary levels, the Compensation Committee considered each officer’s position, experience and tenure with the Company, the duties and changes in duties of each officer, the past accomplishments and expected future contributions of each officer, and information on competitive compensation levels for similar executive positions.

Annual Incentive Bonuses.    An executive officer may be awarded incentive bonuses based on the Company’s results of operations and financial performance, the performance of the executive officer in that officer’s area of responsibility and the officer’s contribution to the Company’s operating performance.

Long Term Stock-Based Incentives.    Stock-based incentives are designed to align the interests of the Company’s executive officer with those of the Company’s stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Options allow the officers to acquire shares of Common Stock at a fixed price per share (generally the market price on the grant date) over a specified period of time (up to ten years). Options generally become exercisable in a series of installments over a two to three-year period, contingent upon the officer’s continued employment with the Company. Accordingly, options provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option grant to each executive officer, including any grant considered for the Chief Executive Officer, is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Board or the Compensation Committee may also take into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual

CEO Compensation.    In setting the total compensation payable to the Company’s Chief Executive Officer for 2004, the Board of Directors sought to provide Mr. Jones with a stable level of cash compensation within the range of compensation found among competitive companies, and to recognize Mr. Jones’ contributions to the Company’s overall performance. Mr. Jones is compensated in accordance with the terms of an employment agreement which is summarized under “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to the Company’s executive officers for the 2003 fiscal year did not exceed the $1.0 million limit per officer, and the Company does not expect the non-performance-based compensation to be paid to its executive officers for the 2004 fiscal year to exceed that limit. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1.0 million limit, the Company does not expect to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). The Company will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.

The 2002 Stock Incentive Plan imposes the requisite limitation on the maximum number of shares for which options may be granted per individual. Therefore, assuming a committee comprised solely of outside directors as required by Section 162(m) makes all option grants to executive officers of the Company, any compensation deemed paid in connection with the exercise of future option grants made to executive officers under the 2002 Stock Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation that will not be subject to the $1.0 million limitation.

It is the opinion of the Board of Directors and the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company’s performance and the interests of the Company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Board of Directors

Federico Pignatelli
William A. Owens
Jeffrey W. Jones
George V. d’Arbeloff

STOCK PERFORMANCE GRAPH

The graph depicted below shows a comparison of cumulative total stockholder returns for the Company’s Common Stock, the S&P SmallCap 600 Index and the NASDAQ Medical Devices, Instruments and Supplies, Manufacturers and Distributors (“Med Devices”) Index for the period from December 31, 1998 to December 31, 2003.

	Base Period	INDEXED RETURNS

	Years Ended December 31,
Company / Index	1998	1999	2000	2001	2002	2003
Biolase Technology, Inc	100	126.47	79.41	267.76	258.35	781.18
S&P SmallCap 600 Index	100	112.40	125.67	133.88	114.30	158.63
Nasdaq Medical Devices Index	100	121.11	124.94	137.25	111.09	164.29

(1)	The graph assumes that $100 was invested in the Company on December 31, 1998, in the Common Stock and in each index, and that all dividends, if any, were reinvested. The Company has not paid or declared any cash dividends on the Common Stock.
(2)	The graph is required to be presented by the Securities and Exchange Commission. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Report on Executive Compensation is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

Certain Relationships and Related Transactions

Since January 1, 2003, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of the Company’s voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Compliance with Section 16(a) of the Exchange Act

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 2002 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2002 Fiscal Year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to all directors, officers and employees of the Company, including the Company’s principal executive officer, principal financial officer and controller. This Code of Ethics is designed to comply with NASDAQ Marketplace Rules related to codes of conduct. A copy of the Company’s Code of Ethics is attached to this Proxy Statement as Appendix D.

Annual Report

The Company filed with the Securities and Exchange Commission an Annual Report on Form 10-K on March 3, 2004. A copy of the Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. No separate annual report to the stockholders was prepared by the Company. Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing to BioLase Technology, Inc., 981 Calle Amanecer, San Clemente, California 92673.

By Order of the Board of Directors

Edson J. Rood
Secretary

Dated: May 10, 2004

Appendix A

BIOLASE TECHNOLOGY, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

The purpose of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors (the “Board”) in fulfilling its responsibilities relating to the general oversight of the Company’s accounting and financial reporting processes, the system of internal controls, the audit of the financial statements and such other duties as directed by the Board. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, and on the Corporation’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Committee is directly responsible for the appointment, compensation, and oversight of the public accounting firm engaged to prepare or issue an audit report on the financial statements of the Corporation.

The Committee’s responsibility is limited to oversight as set forth in this Charter. It is not the duty of the Committee to duplicate or certify the activities of management and the independent auditor.

Membership and structure

The Audit Committee shall be comprised of at least three directors determined by the Board to meet the independence and experience requirements of the applicable rules of the National Association of Securities Dealers, Inc. governing companies listed on the Nasdaq Stock Market and applicable rules of the SEC. The Board shall appoint the members based on the recommendation of the Nominating Committee.

The entire Committee or any individual Committee member may be removed from such Committee with or without cause by the affirmative vote of a majority of the Board. Any Committee member may resign from the Committee effective upon giving oral or written notice to the Chairman of the Board, the Corporate Secretary, or the entire Board (unless the notice specifies a later time for the effectiveness of such resignation). The Board may appoint a qualified successor to take office when such resignation becomes effective.

Chairperson

A chairperson of the Committee (the “Chairperson”) may be designated by a majority of the members of the Committee or by the Board upon recommendation, if any, by the Nominating and Corporate Governance Committee of the Board. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Chairperson shall determine the agenda, the frequency and the length of meetings. All Committee members, including the Chairperson, shall have unlimited access to management, employees and information.

Meetings

The Audit Committee shall meet at such times and places as the Audit Committee shall determine but not less frequently than quarterly. The Audit Committee shall periodically meet separately with the independent auditor and with management. Notice of meetings shall be given in accordance with the provisions of the Corporation’s by-laws.

Responsibilities

General:

•	The Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

•	The Audit Committee shall establish procedures for the receipt, retention and treatment of the complaints received by the issuer regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall have the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

•	The Audit Committee shall determine appropriate funding by the Company for payment of compensation to the independent auditor employed by the Company for the purpose of rendering or issuing an audit report and to any advisers employed by the Audit Committee.

Relationship with the Independent Auditor

•	Assess the independence of the independent auditor (“Auditor”) based on a written statement from the Auditor delineating any relationship between the Auditor and the Company, consistent with Independence Standards Board Standard 1, or any other relationships that may adversely affect the independence of the Auditor. The Committee will actively engage in a dialogue with the Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Auditor and take appropriate action as necessary to oversee the independence of the Auditor.

•	Approve all auditing services and permitted non-audit services to be performed by the Auditor, with exceptions provided for de minimis amounts under certain circumstances described in applicable rules of the SEC.

•	Meet with the Auditor prior to the audit and discuss the audit plan and procedures, including the scope, timing and fees of the audit.

•	Establish procedures for hiring employees or former employees of the Auditor.

Financial Reporting

•	Meet with the Auditor and management following the conclusion of the annual audit to discuss the audited financial statements to be included in the Company’s annual report, including disclosures made in management’s discussion and analysis. Discuss matters required to be communicated to the Audit Committee in accordance with generally accepted auditing standards, including the quality and appropriateness of the Company’s accounting principles. Recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	Discuss with management and the Auditor the Company’s quarterly financial statements, including the quarterly earnings press release, prior to filing the Company’s Form 10-Q.

•	Review and discuss periodically with management and the Auditor: (1) critical accounting policies and practices used by the Company; (2) alternative accounting treatments related to material items that have been discussed with management, ramifications of the use of such alternatives and the treatment preferred by the Auditor; (3) various topics and events that may have a significant financial impact on the Company; and (4) other material written communications between the Auditor and management.

•	Review and discuss with management and the Auditor: (1) the adequacy and effectiveness of the Company’s internal controls, any significant deficiencies or significant changes in the design or operation of internal financial or disclosure controls; (2) the Company’s internal audit procedures; and (3) any fraud involving management or other employees who have a significant role in the Company’s internal controls.

•	Discuss with management and the Auditor the Company’s major financial risk exposures, management’s plans to minimize such risks and the Company’s risk assessment and risk management policies.

•	Discuss with management and the Auditor the use of any non-GAAP or pro-forma information.

•	Discuss with management and the Auditor any correspondence with regulators or government agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

•	Discuss with the Company’s legal counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

•	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethics.

Other

•	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

•	Review, with prior approval authority, insider or related party transactions.

•	Engage in an annual self-assessment, with the goal of continuous improvement, and at least annually review and assess the adequacy of this Charter and recommend any changes to the Board.

•	Comply with any SEC, Nasdaq or other applicable regulatory agency rules relating to the duties of the Audit Committee and the content of the Audit Committee Charter.

•	Perform any other activities consistent with this Charter, the Company’s by-laws and governing law as the Audit Committee or the Board deems necessary or appropriate including causing an investigation to be made into any matter brought to the attention of the Audit Committee within the scope of its duties, with power to retain outside counsel or advisers if, in its judgment, that is appropriate.

Reliance on Information Provided

In adopting this Charter, the Board acknowledges that the Committee members are not necessarily legal experts and are not providing any expert or special assurance as to the Corporation’s legal compliance. Each member of the Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation that provide information to the Committee and the accuracy and completeness of the information provided to the Committee by such persons or organizations absent actual knowledge to the contrary.

Amendment

This Charter and any provision contained herein may be amended or repealed by the Board.

Appendix B

BIOLASE TECHNOLOGY, INC.

COMPENSATION COMMITTEE CHARTER

Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of BioLase Technology, Inc. (the “Corporation”) is to:

1.  Carry out the Board’s overall responsibility relating to compensation of executive officers of the Corporation;

2.  Assist the Board in establishing the appropriate incentive compensation and equity-based plans for the Corporation’s executive officers and to administer such plans;

3.  Produce an annual report on executive compensation for inclusion in the Corporation’s annual proxy statement; and

4.  Perform such other duties and responsibilities enumerated in and consistent with this Charter.

Membership and Procedures

Membership and Appointment.    The Committee shall consist of not fewer than three members of the Board, with the exact number being determined by the Board. Members of the Committee shall be appointed from time to time by the Board based upon the recommendations of the Nominating and Corporate Governance Committee of the Board, if any.

Removal of Members.    The entire Committee or any individual Committee member may be removed from the Committee with or without cause by the affirmative vote of a majority of the Board. Any Committee member may resign from the Committee effective upon giving oral or written notice to the Chairman of the Board, the Corporate Secretary or the entire Board (unless the notice specifies a later time for the effectiveness of such resignation). The Board may appoint a qualified successor to take office when such resignation becomes effective.

Chairperson.    A chairperson of the Committee (the “Chairperson”) may be designated by the Board. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Chairperson shall determine the agenda, the frequency and the length of meetings and shall have unlimited access to management and information. Such Chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Committee.

Secretary.    The Committee may appoint a Secretary whose duties and responsibilities shall be to keep full and complete records of the proceedings of the Committee for the purposes of reporting Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Committee, or otherwise at the direction of a Committee member. If no Secretary is appointed, any member of the Committee may serve as Secretary of a meeting. The Secretary need not be a Director.

Independence.    Each member shall meet the independence and outside director requirements of applicable tax and securities laws and regulations and stock market rules.

Delegation.    The Committee may, by resolution passed by a majority of the Committee, designate one or more subcommittees, each subcommittee to consist of one or more members of the Committee. Any such subcommittee, to the extent provided in the resolutions of the Committee and to the extent not limited by applicable law or listing standard, shall have and may exercise all the powers and authority of the Committee. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Committee or the Board when required.

Authority to Retain Advisors.    In the course of its duties, the Committee shall have the sole authority, at the Corporation’s expense, to retain and terminate compensation consultants and other advisor as the Committee may deem appropriate, including the sole authority to approve any such advisor’s fees and other retention terms.

Evaluation.    The Committee shall undertake an annual evaluation assessing its performance with respect to its purposes and its duties and tasks set forth in this Charter, which evaluation shall be reported to the Board. The Committee shall periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board.

Duties and Responsibilities

The following shall be the common recurring duties of the Committee in carrying out its oversight functions. The duties and responsibilities are set forth below as a guide to the Committee with the understanding that the Committee may alter or supplement them as appropriate under the circumstances, to the extent permitted by applicable law, regulation or listing standard.

The Committee shall:

1.  Review and approve corporate goals and objectives relevant to the compensation of the Corporation’s chief executive officer (the “CEO”) and other officers who are reporting persons under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (“Officers”).

2.  Evaluate the CEO’s and Officers’ performance in light of such goals and objectives at least annually and communicate the results to the CEO and the Board.

3.  Based on the evaluation in paragraph 2 above, establish and approve annually for the CEO and Officers, the compensation levels for those persons, including, as applicable, (a) base salary, (b) bonus, (c) long-term incentive and equity compensation, and (d) any other compensation, perquisites, and special or supplemental benefits.

4.  In determining the long-term incentive component of the CEO’s and Officers’ compensation, consider, among other items, the Corporation’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers and other executive officers at comparable companies, and the compensation provided to the CEO and Officers in the past.

5.  In consultation with the CEO, review and make recommendations to the Board regarding guidelines for review of the performance and the establishment of compensation policies for all other employees of the Corporation and for the delegation to executive officers of the Corporation of the determination of compensation for all employees of the Corporation who are not executive officers.

6.  Establish and modify the terms and conditions of employment of the CEO and Officers, by contract or otherwise.

7.  Determine, within parameters that may be established by the independent and disinterested members of the entire Board, the provisions of any contracts for the CEO and Officers that will govern the situation in which severance payments will be due upon change in control situations.

8.  Make recommendations to the full Board regarding the fees and other compensation to be paid to members of the Board for their service as directors and as members of committees of the Board.

9.  Provide oversight of management’s decisions concerning the performance and compensation of other officers of the Corporation.

10.  Assist the Board in developing and evaluating potential candidates for executive positions, including the position of chief executive officer, and oversee the development of executive succession plans.

11.  Administer the stock plans of the Corporation in accordance with the terms of such plans.

12.  Oversee the administration of the Corporation’s other employee benefit plans.

13.  Maintain sole discretionary authority to interpret provisions of the Corporation’s executive compensation plans.

14.  Establish all rules necessary or appropriate for implementing and conducting the Corporation’s executive compensation plans.

15.  Determine, as applicable, in connection with the Corporation’s stock plans, such matters as eligibility for participation; persons to receive awards; the amount, form and other terms and conditions of awards; the form of agreements pertaining to such awards; the manner and form of deferral elections; or, when appropriate, the authorization of the Corporation’s purchase of its stock for allocation to the accounts of persons to whom awards have been made under such plans. The Committee may delegate to the Corporation’s CEO the authority to carry out all of the powers of the Committee to grant options and issue awards under the Corporation’s stock plans to employees or consultants of the Corporation or any subsidiary thereof who are not members of the Board, the CEO or Officers; provided, that no such grant or award shall exceed the maximum number of shares that may be awarded to individuals and/or in the aggregate in any fiscal quarter or year as the Committee shall direct from time to time, and all grants or awards shall be at an exercise or grant price per share at least equal to fair market value of the Corporation’s stock on the date of such grant or award.

16.  Review the Corporation’s incentive compensation and other equity-based plans and practices and recommend changes in such plans and practices to the Board.

17.  Administer the other equity-based compensation plans that may be adopted from time to time by the Board.

18.  Approve equity compensation plans and the grant of equity awards not subject to stockholder approval under applicable listing standards.

19.  Prepare the Committee report on executive compensation as required by the Securities and Exchange Commission (“SEC”) rules for inclusion in the Corporation’s annual proxy statement or annual report on Form 10-K filed with the SEC.

20.  Perform such other activities and functions related to executive compensation as may be assigned from time to time by the Board.

Amendment

This Charter, and any provision contained herein, may be amended or repealed by the Board.

Appendix C

BIOLASE TECHNOLOGY, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

April 2004

Committee Purpose

The Nominating and Corporate Governance Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”) of BioLase Technology, Inc. (the “Corporation”) whose purposes are to:

a.	establish Board membership criteria;

b.	assist the Board by identifying individuals qualified to become Board members;

c.	assess, and recommend to the Board changes where appropriate to, the corporate governance policies applicable to the Corporation;

d.	facilitate the annual review of the performance of the Board and its committees; and

e.	periodically review management succession plans.

Committee Membership

The Committee shall consist of a minimum of three (3) directors. The members of the Committee shall be appointed by the Board. The entire Committee or any individual member of the Committee may be removed without cause by the affirmative vote of a majority of the Board. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Corporate Secretary or the Board (unless the notice specifies a later time for the effectiveness of such resignation). The Board may appoint a qualified successor to take office when such resignation becomes effective. Each member shall be an “independent director” as defined by the rules promulgated by the National Association of Securities Dealers, Inc. (“NASD Rules”), as amended, and shall satisfy all applicable independence requirements under the federal securities laws or rules thereunder.

Chairperson

A chairperson of the Committee (the “Chairperson”) may be designated by the Board. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Chairperson shall determine the agenda, the frequency and the length of meetings and shall have unlimited access to management and information. Such Chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Committee.

Secretary

The Committee may appoint a Secretary whose duties and responsibilities shall be to keep full and complete records of the proceedings of the Committee for the purposes of reporting Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Committee, or otherwise at the direction of a Committee member. If no Secretary is appointed, any member of the Committee may serve as Secretary of a meeting. The Secretary need not be a member of the Board.

Committee Meetings

The Committee shall hold regular meetings, and shall report significant matters arising from such meetings to the Board. A majority of the members of the Committee shall constitute a quorum. A majority of the members present (in person or by telephone or videoconferencing) shall decide any matter brought before the Committee.

Duties and Responsibilities of the Committee

The following shall be the common recurring duties and responsibilities of the Committee in carrying out its oversight role. These duties and responsibilities are set forth below as a guide to the Committee with the understanding that the Committee may alter or supplement them as appropriate under the circumstances to the extent permitted by aplicable law, regulation or NASD Rules:

a.	Board and Committee Membership.

1.	Periodically review with the Board the appropriate size of the Board and the requisite skills and characteristics of its members.

2.	The Committee’s assessment of Board candidates will include, but is not limited to, consideration of the following criteria: (i) roles and contributions valuable to the business community, (ii) personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to high ethical standards, (iii) relevant knowledge and diversity of Board members’ background and experience in areas such as business, finance and accounting, marketing, international business and the like, (iv) whether the candidate has the time required for preparation, participation and attendance at meetings, and (v) requirements relating to Board and Board committee composition under applicable law and NASD Rules. A director’s qualifications in light of these criteria are considered at least each time the director is re-nominated for Board membership.

3.	Review the advisability of a director’s continued service on the Board when the director’s principal occupation or business association changes, or when circumstances arise which may raise questions about the director’s continuing qualifications in relation to the Board membership criteria referred to above.

4.	Review the Board’s committee structure and recommend to the Board the appointment of committee members and chairpersons.

b.	Qualified Director Candidates.

1.	Identify individuals that the Committee believes are qualified to become Board members in accordance with the Board membership criteria set forth above, and approve and recommend such nominee or nominees to the Board to stand for election at the next meeting of stockholders of the Corporation at which directors will be elected.

2.	In the event there is a vacancy on the Board, identify individuals that the Committee believes are qualified to become Board members in accordance with the Board membership criteria set forth above, and recommend such person or persons for appointment to the Board.

3.	Review and evaluate all stockholder nominees for director (submitted in accordance with the Corporation’s Bylaws and applicable law) in accordance with the Board membership criteria set forth above.

c.	Corporate Governance.

1.	To the extent deemed necessary or appropriate by the Committee, review and recommend corporate governance guidelines to the Board for approval, including any standard to be applied in determining the types of material relationships between the Corporation and a director that are relevant for purposes of determining director independence.

2.	Review and recommend to the Board proposed changes to the Corporation’s Certificate of Incorporation and Bylaws affecting corporate governance.

3.	Review stockholder proposals relating to corporate governance matters that are submitted in compliance with the Corporation’s Bylaws and applicable law, and recommend to the Board the Corporation’s response to such proposals.

d.	Board and Committee Self-Assessment. Assist the Board with periodic self-assessments of the Board and its committees, with the goal of improving the effectiveness of the Board.

e.	Succession Planning. Review periodically with the Chairman of the Board or Chief Executive Officer his or her assessment of corporate officers and succession plans relating to their positions, and make recommendations to the Board with respect to the selection of individuals to occupy these positions.

f.	Compensation and Other Policies. Periodically review and recommend to the Board changes in Board compensation and/or director retirement policies, as deemed appropriate by the Committee.

g.	Charter Review and Performance Evaluation.

1.	Review and reassess the adequacy of this Nominating and Corporate Goverance Committee Charter at least annually and submit any changes to the Board for approval.

2.	Conduct an annual performance evaluation of the Committee.

Resources and Authority

The Committee shall have the authority to retain search firms to assist in identifying director candidates, and to select, retain and terminate outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms of outside counsel and other advisors, without seeking Board approval.

Reliance on Information Provided

In adopting this Nominating and Corporate Governance Committee Charter, the Board acknowledges that the Committee members are not necessarily legal experts and are not providing any expert or special assurance as to the Corporation’s legal compliance. Each member of the Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation that provide information to the Committee and the accuracy and completeness of the corporate governance and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary.

Amendment

This Nominating and Corporate Governance Committee Charter and any provision contained herein may be amended or repealed by the Board.

Appendix D

BIOLASE TECHNOLOGY, INC.

POLICY OF THE BOARD OF DIRECTORS

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics (the “Code”) sets forth the Company’s policies with respect to the way we conduct ourselves individually and operate our business. The provisions of this Code are designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. All employees, officers and directors of the Company must comply with the provisions of this Code. References to employees contained in this Code should be understood as referring to officers and directors as well.

In the course of performing our various roles in the Company, each of us will encounter ethical questions in different forms and under a variety of circumstances. Moments of ethical uncertainty may arise in our dealings with fellow employees, with customers, or with other parties such as government entities or members of our community. Our employees should never be content with simply obeying the letter of the law, but must also strive to comport themselves in an honest and ethical manner. This Code provides rules and procedures to help our employees, officers and directors recognize and respond to situations that present ethical issues. For guidance with respect to issues not addressed in this Code, employees are directed to the Company’s policies on a wide range of issues that arise in the course of employment.

The reputation of the Company is our greatest asset and its value relies on the character of its employees. In order to protect this asset, the Company will not tolerate unethical behavior by employees, officers or directors. Those who violate the standards in this Code will be subject to disciplinary action. If you are concerned about taking an action that may violate the Code or are aware of a violation by another employee, an officer or a director, follow the guidelines set forth in Sections 6 and 7 of this Code.

1.    Compliance with Laws, Rules and Regulations

Company policy requires that all employees, officers and directors of the Company comply fully with all applicable laws, rules and regulations. Whenever an applicable law, rule or regulation is unclear or seems to conflict with either another law or any provision of this Code, all employees, officers and directors are urged to seek clarification from their supervisor.

2.    Conflicts of Interest

Every employee has a primary business responsibility to the Company and must avoid conflicts of interest. A conflict of interest arises when an employee takes actions or enters into relationships that oppose the interests of the Company or interfere with the employee’s performance or independent judgment when carrying out his or her duties. The Company strictly prohibits its employees from taking any action or entering into any business relationship that creates, or even appears to create, a conflict of interest without the prior approval of a supervisor. The Company’s Chief Executive Officer, Chief Financial Officer and other members of the executive group, including the Controller, must receive approval of the Audit Committee of the Board of Directors prior to taking any action or entering into any relationship that creates, or even appears to create, a conflict of interest. For purposes of determining whether a conflict exists, the actions of an employee’s immediate family members are treated as those of the employee and are therefore subject to the same considerations.

In order to avoid such conflicts, an employee may not receive any payments, compensation, or gifts, other than gifts of nominal value, from any entity that does business or seeks to do business with the Company. Furthermore, employees may not use Company property, information or influence or their position in the

Company for improper personal gain. Employees must be sensitive to other potential conflicts of interest that may arise and use their best efforts to avoid the conflict.

If an employee has any questions regarding the Company’s policy on conflicts of interest or need assistance in avoiding a potential conflict of interest, he or she is urged to seek the advice of his or her supervisor.

3.    Fair Dealing

The Company is committed to achieving success by fair and ethical means. We seek to maintain a reputation for honesty and fair dealing among our competitors and the public alike. In light of this aim, the Company prohibits employees from engaging in any dishonest, unethical or illegal business practices. An exhaustive list of unethical practices cannot be provided. Instead, the Company relies on the judgment of each individual employee to avoid such practices. Furthermore, each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practice.

4.    Books and Records, Accounting Controls and Disclosures

The Company requires that all its books and records be maintained accurately and with honesty. This requires that no fund, asset, liability, revenue or expense be concealed or incompletely recorded for any purpose. All entries must be supported by documentation adequate to permit the books and records to be verified by audit. Proper accounting requires not only careful compliance by the Company’s accountants, but also the cooperation of all employees who are involved in keeping financial records of any type.

The Company’s internal auditing mechanism is essential to ensuring the accurate reporting of the Company’s financial information. The Audit Committee of the Board of Directors has the responsibility to review the Company’s policies and practices with respect to financial reporting. Auditors shall have unrestricted access to all Company documents and records. All employees are required to cooperate fully with internal and external audits. In no case may an employee make a false or misleading statement to any internal or external auditor, withhold records, or otherwise interfere with an audit. An employee who has knowledge of any unreported or improperly reported financial activity must report such information to his or her supervisor or the Audit Committee.

The Company recognizes that the investment community derives information regarding the Company’s financial condition primarily from the Company’s filings with the Securities and Exchange Commission. To promote the transparency of its financial operations, the Company has a strict policy requiring that all filings with the Securities and Exchange Commission be fair, accurate and timely.

5.    Waivers

The Company expects all employees, officers and directors to comply with the provisions of this Code. Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed to the public as required by law and the Nasdaq rules. When necessary, a waiver will be accompanied by appropriate controls designed to protect the Company.

6.    Compliance Resources

In some situations, an employee may be uncertain how to proceed in compliance with this Code. This uncertainty may concern the ethical nature of the employee’s own acts or the employee’s duty to report the unethical acts of another. When determining the proper course of action, the employee should carefully analyze the situation and seek guidance from his or her supervisor or other appropriate personnel in accordance with the following four steps:

1.	Gather all the facts. Do not take any action that may violate the Code until you have gathered all the facts that are required to make a well-informed decision and, if necessary, you have consulted with your supervisor.

2.	Consider whether the action is illegal or contrary to the Code. If the action is illegal or contrary to the provision of this Code, you should not carry out the act. If you believe that the Code has been violated by an employee, an officer or a director, you must promptly report the violation in accordance with the procedures set forth in Section 7.

3.	Discuss the problem with your supervisor. It is your supervisor’s duty to assist employees to comply with this Code. Feel free to discuss the situation with your supervisor if you have any questions. You will suffer no retaliation for seeking such guidance.

4.	If necessary, seek additional resources. Our Director of Human Resources is available to speak with you about problematic situations if you do not feel comfortable approaching your direct supervisor. Alternatively, an ethics hotline (both telephonic and internet based) has been established to assist you with anonymously reporting an ethics matter.

7.    Reporting Procedures

All employees have a duty to report any violations of this Code, as well as violations of any laws, rules, or regulations. Employees also have a duty to report any transaction or relationship that could reasonably be expected to give rise to a conflict of interest.

If you are aware of a potential conflict of interest or believe that the Code has been violated by an employee you must promptly report the violation to his or her direct supervisor, the Manager of Human Resources or through the anonymous system established by the Company. If a report is made to a supervisor, the supervisor must in turn report the violation to the Director of Human Resources. All violations by an officer or director of the Company must be reported directly to the Chairman of the Audit Committee of the Board of Directors using the anonymous system established by the Company.

If you make an anonymous report, you should create and preserve your own record of this report in order to be able to demonstrate your compliance with the requirement of reporting violations. Generally speaking, every effort will be made to maintain the confidentiality of reports of potential violations. However, there may be a point where the identity of the reporting employee may become known or may have to be revealed in the course of the investigation or to take corrective action.

The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations. Any employee who attempts to or encourages others to retaliate against an individual who has reported a violation will be subject to disciplinary action.

8.    Disciplinary Action

The Company has implemented the following disciplinary policies to ensure that prompt and consistent actions are taken in response to Code violations:

1.	Range of Penalties. All violations of this Code will be treated seriously and will result in the prompt imposition of penalties which may include (1) an oral or written warning, (2) a reprimand, (3) suspension, (4) termination and/or (5) restitution. Violations will also be reported to the appropriate regulatory agencies or other authorities.

2.	Disciplinary Process. The penalty for a particular violation will be decided on a case-by-case basis and will depend on the nature and severity of the violation as well as the employee’s history of non-compliance and cooperation in the disciplinary process.

3.	Consistent Enforcement. All employees, officers and directors will be treated equally with respect to the imposition of disciplinary measures. Pursuant to this policy, all levels of employees will be subject to the same disciplinary action for the commission of a similar offense.

P R O X Y

BIOLASE TECHNOLOGY, INC.

Annual Meeting of Stockholders, May 26, 2004

This Proxy is Solicited on Behalf of the Board of Directors of

BIOLASE TECHNOLOGY, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on Wednesday, May 26, 2004 and the Proxy Statement and appoints Jeffrey W. Jones and Edson J. Rood, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of BIOLASE TECHNOLOGY, INC. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2004 Annual Meeting of Stockholders of the Company to be held at the Laguna Cliffs Marriott Resort and Spa, 25135 Park Lantern, Dana Point, CA, 92629, on Wednesday, May 26, 2004, at 2:00 p.m. Pacific Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

The Board of Directors recommends a vote IN FAVOR OF the directors listed below and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified below. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed below and IN FAVOR OF proposals Two and Three.

1. To elect five directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

Nominees: 01 Federico Pignatelli

02 William A. Owens

03 Jeffrey W. Jones

04 George V. d’Arbeloff

05 Robert M. Anderton

FOR the nominees WITHHOLD AUTHORITY to vote *EXCEPTIONS

for the nominees

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided.

2. To approve an increase in the shares of Common Stock reserved under the 2002 Stock Incentive Plan from 3,000,000 to 4,000,000. FOR AGAINST ABSTAIN

3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2004. FOR AGAINST ABSTAIN

4. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

FOR AGAINST ABSTAIN

Please sign your name.

(Authorized Signature(s))

Date:

Please Detach Here

You Must Detach This Portion of the Proxy Card

Before Returning it in the Enclosed Envelope